As filed with the Securities and Exchange Commission on July 29, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CRITEO S.A.
(Exact name of registrant as specified in its charter)

France	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

32 rue Blanche
75009 Paris, France Tel: +33 1 40 40 22 90
(Address of Principal Executive Offices)
Amended 2016 Stock Option Plan
Amended and Restated 2015 Performance-Based Restricted Stock Units Plan
Amended and Restated 2015 Time-Based Restricted Stock Units Plan
(Full title of the plans)

National Registered Agents, Inc.
160 Greentree Dr., Suite 101
Dover, DE 19904
(Name and address of agent for service)

(302) 674-4089
(Telephone number, including area code, of agent for service)

Copies to:

Ryan Damon
Sinead M. Kelly	Agnès Charpenet	General Counsel
Baker & McKenzie LLP	Baker & McKenzie A.A.R.P.I.	Criteo S.A.
Two Embarcadero Center, Suite 1100	1 rue Paul Baudry	32 rue Blanche
San Francisco, CA 94111	75008 Paris, France	75009 Paris, France
Tel: (415) 576-3000	Tel: +33 1 44 17 53 00	Tel: +33 1 40 40 22 90

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company
(Do not check if smaller reporting company)	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
Ordinary Shares, €0.025 par value (1)	7,800,000	$41.20	$321,360,000	$35,060.38

(1)The securities to be registered include ordinary shares, par value €0.025 per share, (“Ordinary Shares”) of Criteo S.A. (the “Registrant”), options to purchase Ordinary Shares issuable under the Registrant’s Amended 2016 Stock Option Plan and rights to acquire Ordinary Shares issuable under the Registrant’s Amended and Restated 2015 Time-Based Restricted Stock Units Plan or under the Registrant’s Amended and Restated 2015 Performance-Based Restricted Stock Units Plan. The Ordinary Shares may be represented by American Depositary Shares, or ADSs, of the Registrant. Each ADS represents one Ordinary Share. ADSs issuable upon deposit of the Ordinary Shares registered hereby were registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-191715).
(2)This Registration Statement covers 7,800,000 Ordinary Shares issuable under the Registrant’s Amended 2016 Stock Option Plan, Amended and Restated 2015 Time-Based Restricted Stock Units Plan, or Amended and Restated 2015 Performance-Based Restricted Stock Units Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”) and also covers an indeterminate amount of additional Ordinary Shares, which may be offered and issued under the Registrant’s Amended 2016 Stock Option Plan, Amended and Restated 2015 Time-Based Restricted Stock Units Plan, or Amended and Restated 2015 Performance-Based Restricted Stock Units Plan as a result of stock splits, stock dividends, or similar transactions increasing the number of the Registrant's outstanding Ordinary Shares without any consideration.
(3) Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the Ordinary Shares on the Nasdaq Global Select Market on July 26, 2021.
(4) The amount of the registration fee is calculated pursuant to Section 6(b) of the Securities Act, which currently provides that the filing fee rate shall be “$109.10 per $1 million” of the maximum aggregate price at which such securities are proposed to be offered.

2

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by the Registrant for the purpose of registering an additional 7,800,000 Ordinary Shares, and options and rights to acquire such Ordinary Shares of Criteo S.A. reserved for issuance under the Registrant’s Amended 2016 Stock Option Plan, Amended and Restated 2015 Performance-Based Restricted Stock Units Plan and Amended and Restated 2015 Time-Based Restricted Stock Units Plan.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.    Plan Information.

The information required by Item 1 is included in documents sent, given or made available by the Registrant to participants in the plans covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

Item 2.    Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent, given or made available by the Registrant to participants in the plans covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:
(a)    The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 26, 2021;

(b)    The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on May 5, 2021; and

(c)    The Registrant’s Current Reports on Form 8-K, filed with the Commission on February 10, 2021 (excluding information furnished pursuant to Items 2.02) and June 16, 2021.

(d)    The description of the Registrant's Ordinary Shares and American Depositary Shares contained in the Registrant's Registration Statement on Form 8-A filed on October 25, 2013 (File No. 001-36153) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All other reports and documents filed, but not furnished, by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered under this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.  In no event, however, will any of the information, including exhibits, that the Registrant discloses under Item 2.02 and Item 7.01 of any report on Form 8-K that has been or may be, from time to time, furnished to the Commission, be incorporated by reference into or otherwise become a part of this Registration Statement.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement) modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.  The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.    Interests of Named Experts and Counsel.

    Not applicable.

Item 6.    Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of France.

The Registrant maintains liability insurance for its directors and officers, including insurance against liability under the Securities Act, and the Registrant has entered into agreements with its directors and certain of its executive officers to make the provision of such insurance mandatory. With certain exceptions and subject to limitations on indemnification under French law, these agreements provide for insurance coverage, indemnification and advancement of expenses to these individuals for damages and expenses including, among other things, attorneys' fees, judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their actions in their respective capacities as directors and/or executive officers of the Registrant. A shareholder's investment may be adversely affected to the extent the Registrant may compensate its directors and officers for any indemnifiable claim (including any settlement amount and damage awards) against them pursuant to these agreements, to the extent not covered by the Registrant’s insurance policies.

Certain of the Registrant’s non-employee directors may, through their relationships with their employers or partnerships, be insured and/or indemnified against certain liabilities in their respective capacities as members of the Registrant’s board of directors.

Item 7.    Exemption From Registration Claimed.

    Not applicable.

Item 8.    Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

4.1	By-laws (statuts) of the Registrant (English translation) (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed with the Commission on June 16, 2021).

5.1	Opinion of Baker & McKenzie A.A.R.P.I.

23.1	Consent of Deloitte & Associés, Independent Registered Public Accounting Firm.

23.2	Consent of Baker & McKenzie A.A.R.P.I. (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Registration Statement on Form S-8).

99.1
Criteo Amended 2016 Stock Option Plan (including forms of Stock Option Grant Agreement and Exercise Notice) (English translation) (incorporated by reference from Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 29, 2021).

99.2
Criteo Amended and Restated 2015 Time-Based Restricted Stock Units Plan (including form of Grant Letter) (English translation) (incorporated by reference from Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 29, 2021).

99.3
Criteo Amended and Restated 2015 Performance-Based Restricted Stock Units Plan (including form of Grant Letter) (English translation) (incorporated by reference from Appendix C to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 29, 2021).

Item 9.    Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on July 29, 2021.

CRITEO S.A.

By:	/s/ Megan Clarken
Megan Clarken
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Megan Clarken and Sarah Glickman as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 29, 2021.

Signature	Capacity	Date

/s/ Megan Clarken	Chief Executive Officer	July 29, 2021
Megan Clarken	(Principal Executive Officer)

/s/ Sarah Glickman	Chief Financial Officer	July 29, 2021
Sarah Glickman	(Principal Financial Officer and Principal Accounting Officer)

/s/ Nathalie Balla	Director	July 29, 2021
Nathalie Balla

/s/ Marie Lalleman	Director	July 29, 2021
Marie Lalleman

/s/ Edmond Mesrobian	Director	July 29, 2021
Edmond Mesrobian

/s/ Hubert de Pesquidoux	Director	July 29, 2021
Hubert de Pesquidoux

/s/ Rachel Picard	Director	July 29, 2021
Rachel Picard

/s/ James Warner	Director	July 29, 2021
James Warner

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the undersigned as the duly authorized representative in the United States of Criteo S.A. in New York, New York, on July 29, 2021.

CRITEO S.A.

By:	/s/ Megan Clarken
Megan Clarken
Chief Executive Officer